FOR IMMEDIATE RELEASE                                                                                                                                                                                Contact:                  David M. Findlay
                                                                                                                           Executive Vice President-
                                                                                                                           Administration and
                                                                                                                           Chief Financial Officer
                                                                                                                           (574) 267-9197
                                                                                                                           david.findlay@lakecitybank.com

LAKELAND FINANCIAL REPAYS TARP

Warsaw, Indiana (June 9, 2010) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced today that it has redeemed all of the 56,004 shares of preferred stock issued to Treasury in February 2009 under the Capital Purchase Program (the “CPP”) of the Emergency Economic Stabilization Act of 2008.  Lakeland Financial paid $56.0 million to redeem the shares.   Lakeland Financial expects to give notice to Treasury of its intent to enter into negotiations for the repurchase of the 10-year warrant issued in conjunction with the preferred stock, which entitles Treasury to purchase shares of Lakeland Financial common stock.

According to the U.S. Treasury Department, a total of 707 financial institutions received TARP funding and as of June 4, 2010, 82, or 12%, had repaid TARP.

“Since funding TARP in 2009, we have continued to use our balance sheet to support the Indiana markets we serve.  We believe that we’ve contributed to the economic stabilization of our region through increased lending and expansion and are very proud of our performance during these challenging times.  One of the primary objectives of the program was to promote continued lending by the banking industry.  Since year-end 2008, the quarter which preceded our Capital Purchase Program funding, we have increased total loans by $178 million, or 10%.  This robust loan growth demonstrates that we’re supporting our Hoosier communities” said Michael L. Kubacki, Chairman, President and Chief Executive Officer of Lakeland Financial.

“During the same 15 month time period, our balance sheet has been strengthened considerably, led by our $58 million common stock offering in the fourth quarter of 2009.  Another indicator of balance sheet strength is the growth in our loan loss reserve, which increased by 93% from $18.9 million at year-end 2008 to $36.3 million at March 31, 2010.  We believe that we’ve got a balance sheet that is well structured relative to today’s economic environment and for future growth,” added Kubacki.

“We are extremely pleased to be in a position to repay TARP, while at the same time remaining well-capitalized.  Over 700 financial institutions received funding under TARP and less than 100 have repaid this investment.  Lake City Bank’s strong performance during these challenging times is gratifying to all of us who work here.”

Lakeland Financial Corporation is a $2.6 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a loan production office in Indianapolis, Indiana.  Additional information regarding the Company can be accessed on its home page at www.lakecitybank.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.